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                                                                   EXHIBIT 10.57

                      AMENDMENT TO MANUFACTURING AGREEMENT


         This Amendment to Manufacturing Agreement is made and entered into as of AUGUST 31, 2002, by and between Telenetics Corporation ("Buyer") and Comtel Electronics, Inc. ("Seller") with respect to that Manufacturing Agreement between Buyer and Seller, dated as of December 29, 2000.

         The parties entered into the Manufacturing Agreement as a part of a strategic relationship to enable Buyer to perform its duties under the Motorola Agreement (as defined in the Manufacturing Agreement) and now intend to modify the strategic relationship by granting a security interest in certain assets (as provided in a security agreement of even date), amend the Manufacturing Agreement as provided herein, and issuing warrants to Seller to acquire Buyer's common stock.

         NOW, THEREFORE, the parties amend the Manufacturing Agreement as follows:

1. The following language shall be added to Section 3.5:

         To the extent inventory of parts, materials and supplies on hand at Seller and specifically identified as exclusively for the benefit of Buyer or exclusively for the production of inventory for Buyer exceeds 60 days of inventory (based on the cost of the most recent 60 days of such parts, materials and supplies), Buyer will pay a carrying charge of 1.0% per month on the amount of such excess, measured by Seller's cost.

2. Section 3.6 is amended in its entirety to read as follows:

         MINIMUM VOLUME REQUIREMENTS. Buyer acknowledges that Seller will procure Manufacturing Equipment, Initial Inventory, and other Component Parts, equipment, inventory, materials and resources in anticipation of the initial and ongoing Manufacture of Products under the terms of this Agreement. As consideration for Seller's capital investments in preparation for its performance of Seller's duties and obligations under this Agreement, Buyer agrees that it will schedule monthly shipments and purchase a minimum of $900,000 of Products per month (determined on a three (3) month rolling average) from Seller (the "Minimum Volume Requirements") beginning the third (3rd) calendar month after the commencement of the Manufacture of Products by Seller. If Buyer fails to meet the Minimum Volume Requirements, Buyer shall pay Seller a "Shortfall Charge". The Shortfall Charge for any month will be calculated by subtracting one third (1/3rd) of the sum of all invoices billed to Buyer by Seller for Products shipped during the applicable month and the two months preceding the applicable month (each such rolling three (3) month period is referred to as a "Measurement Period"), from $900,000, then multiplying that figure by the Applicable Percentage from the following table:

         Last Month of Measurement Period                 Applicable Percentage
         --------------------------------                 ---------------------

             11/2002 through 1/2003                               5%
             2/2003 through 4/2003                                5%
             5/2003 through 7/2003                                10%
             8/2003 through 10/2003                               15%
             11/2003 through 1/2004                               20%
             2/2004 and thereafter                                25%

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For example, if in 2/2003, the sum of the total invoices for Products shipped is
$800,000.00, and the total for the first preceding month was $750,000.00 and the second preceding month was $850,000.00, then Buyer shall pay to Seller a Shortfall Charge of $5,000.00 for that Measurement Period (1/3rd of three month total ($2,400,000/3 = $800,000) deducted from $900,000 = $100,000 x 5% =
$5,000). The Seller shall invoice Buyer and provide sufficient detail on how the Shortfall Charge is calculated. Payment of any Shortfall Charge is due net sixty
(60) days after the invoice date.

Notwithstanding the provisions above, (i) no Shortfall Charge shall be due and payable for any month in which on-time delivery (as defined below) falls below 90%; (ii) the amount on which the Shortfall Charge is calculated shall be reduced (but not below zero) by the dollar amount of all units during the month that are not delivered on time. For purposes of this Agreement, "on-time delivery" shall be measured on a monthly basis and shall be calculated as the number of units delivered on schedule during the month over the number of units delivered or scheduled to be delivered during the same month.

3. Section 5.1 is amended in its entirety to read as follows:

         INVOICES AND PAYMENT. The Seller shall invoice Buyer upon shipment of Products and at such other times as any amounts may come due under this Agreement. Payment is due net sixty (60) days from the date of shipment and invoice. Until December 31, 2002, the balance of payables owed to Seller by Buyer that are unpaid for a period of ninety (90) days or more since the original due date of any such payables shall be less than $400,000.00. >From and after December 31, 2002, no payables shall be unpaid for a period of ninety (90) days or more. (For purposes of this Section 5.1 only, the balance of the payables owed by Buyer to Seller shall be determined on a net basis by deducting the total amount due from Seller to Buyer and billings for return of obsolete or unused inventory shall not be considered). Should Buyer fail to comply with any of the foregoing payment provisions, the Seller may, at its sole option, (i) cease shipments to the Buyer or other destination designated by Buyer; and/or
(ii) make partial or all future shipments on a C.O.D. basis until such delinquency has been paid. Interest at the rate of 1.0% per month shall accrue and be paid on all amounts that remain unpaid for more than sixty (60) days; provided, however, that no interest shall accrue for any month in which on-time delivery falls below 90% based on a two-month rolling average (assuming Buyer's compliance with all lead time requirements). If a completed Base Product has not been converted into a Final Product within 20 working days of completion of the Base Product because Buyer has not provided the Final Product configuration, the Seller will invoice the Buyer at the rate of 95% of the Final Product price listed in Exhibit C (which shall be credited against any subsequent invoice for the Final Product Configuration of those Base Products). It is the intent of Seller that, subject to restrictions or limitations imposed by Seller's secured lender, Buyer shall, during the Term of this Agreement, always have the right to pay any invoice remaining unpaid for more than sixty (60) days by assigning to Seller Buyer's current, collectible accounts receivable, which shall be applied to the amounts due to Seller upon collection by Seller. Further, Buyer will, at Seller's request, execute a note or notes in favor of Seller in an aggregate amount equal not more than two million, five hundred thousand dollars ($2,500,000.00) to be applied against the accounts receivable due from Buyer to Seller. Such note to bear interest at the rate of nine percent (9%) per annum and be paid over eighteen (18) months from its date.

4. Section 5.2 is amended in its entirety to read as follows:

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         BUYER INVOICES AND PAYMENT. The Buyer shall invoice Seller upon shipment of Component Parts. Payment is due net sixty (60) days from the date of shipment and invoice. Should Seller fail to make payment within sixty (60) days after the invoice date, the Buyer may, at its sole option, (i) cease shipments to the Seller, and/or (ii) make partial or all future shipments on a C.O.D. basis until such delinquency has been paid; provided, however, that no payment whatsoever shall be due from Seller to Buyer if any of Seller's invoices to Buyer remain unpaid by Buyer for more than sixty (60) days. Interest at the rate of 1.0% per month shall accrue and be paid on all late payments.

5. Section 8.1 is amended in its entirety to read as follows:

         TERM. The Term of this Agreement (the "TERM") shall commence on the Effective Date and, unless terminated earlier pursuant to SECTION 8.2, shall remain in effect for a fixed term of three (3) years (terminating December 29, 2003), and shall automatically renew thereafter for three (3) additional one (1) year terms, unless Seller provides Buyer with written notice of termination not later than one hundred and eighty (180) days prior to the expiration of the then-current Term. Except however if, one hundred and eighty (180) days prior to the expiration of the second additional one (1) year Term, Buyer has paid all of Seller's valid invoices for Products shipped more than sixty (60) days prior thereto, and all assigned accounts receivable have been paid or repurchased by Buyer, Buyer has the right to terminate this Agreement as to third additional one (1) year term by providing written notice of termination to Seller. Such notice of termination by Buyer shall be conditioned upon Buyer continuing to pay all of Seller's valid invoices for Products within sixty (60) days of shipment for the remainer of the second additional one (1) term, and all assigned accounts receivable continuing to be paid or repurchased by Buyer during that period. Those Sections of this Agreement that by their terms logically ought to survive termination shall survive termination of this Agreement.

6. New Section 4.10 is added as follows:

         4.10 ACCOUNTING FOR MODIFICATIONS AND CONVERSIONS. Seller shall account in a separate receivable subledger for any charges associated with modifications or conversions of Base Products.

7. New Section 4.11 is added as follows:

         4.11 HANDLING OF PRODUCT MODIFICATIONS AND CONVERSIONS. Seller agrees to respond to Buyer's request for quote for product modifications and conversions within two (2) business days after such request (or after Seller has received any bids pertaining to raw materials). Seller shall promptly notify Buyer of the receipt of any raw material bids relating to any quote for product modification or conversion. Once a valid Purchase Order has been placed with Seller by Buyer for such modifications or conversions, Seller agrees to promptly order any required raw materials and complete the agreed upon work and make the modified or converted product(s) available to Buyer within ten (10) business days following receipt of any required raw materials. Seller shall promptly notify Buyer of the receipt of all raw material required for product modification or conversion.

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8. New Section 4.12 is added as follows:

9.  4.12 BUSINESS AND PRICING REVIEW. The parties agree that, not later than one
(1) week prior to the end of each calendar quarter, Buyer and Seller will review the status of the strategic relationship and pricing, and Seller and Buyer will agree upon pricing for the succeeding calendar quarter. The pricing schedule covering all shipments of Seller to Buyer for the third calendar quarter of 2002 is attached hereto as Exhibit "C-1" and incorporated herein by this reference. Pricing schedules covering all shipments for subsequent quarters shall be executed by Buyer and Seller and attached hereto as Exhibit "C" with a number designation next in order. Each pricing schedule shall supercede the previous schedule, and is incorporated by this reference. Each pricing schedule shall remain in full force and effect until it has been superceded. Any pricing changes shall be subject to the provisions of Sections 7.1 and 7.2 of the Manufacturing Agreement. Seller agrees that increases in pricing will be based on competitive market factors and, in the absence of extraordinary circumstances, will not contain material costs less than 65% of the selling price. For this purpose pricing will be deemed based on competitive market factors if it is within 20% of a comparable competitive quote for Buyer's entire line of products bought from Seller.

10. New Section 5.5 is added as follows:

         5.5 SETOFF AND INVENTORY REPURCHASE. If required by Seller's lender, Buyer shall execute a setoff agreement and inventory repurchase agreement for the benefit of Seller's lender only in substantially the forms attached hereto as Exhibits "H" and "I", respectively.

11. Except as modified herein, all terms of the Manufacturing Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date set forth above.



COMTEL ELECTRONICS, INC.                 TELENETICS CORPORATION


By:  /s/ Gregory Morris                  By:  /s/ David Stone
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